Exhibit 5.2

[Letterhead of Richards, Layton & Finger, P.A.]

September 18, 2007

Protective Life Insurance Company
2801 Highway 280 South
Birmingham, Alabama 35223

Re: Protective Life Insurance Company - Series 2007-C Notes

Ladies and Gentlemen:

We have acted as special Delaware counsel to Protective Life Insurance Company, a Tennessee corporation (the "Company"), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

We have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, including the following documents:

(a) The Registration Statement on Form S-3 (File No. 333-126757), filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), as amended by Pre-Effective Amendment No. 1 thereto, filed with the Commission on August 17, 2005 (as so amended, the "Registration Statement");

(b) The prospectus, dated August 22, 2005, relating to secured notes (the "Prospectus");

(c) The prospectus supplement, dated August 22, 2005, filed with the Commission pursuant to Rule 424(b)(3) of the Act and relating to secured medium-term notes (the "Prospectus Supplement"), and the pricing supplement, dated September 13, 2007, filed with the Commission pursuant to Rule 424(b)(2) of the Act and relating to the issuance and sale by Protective Life Secured Trust 2007-C (the "Trust") of $100,000,000 aggregate principal amount of its Secured Medium-Term Notes (the "Notes") pursuant to the Indenture, dated as of September 18, 2007, entered into between the Trust and The Bank of New York, as indenture trustee;

(d) The Certificate of Trust of the Trust, as filed with the office of the Secretary of State of the State of Delaware (the "Secretary of State") on September 13, 2007;

(e) The Statutory Trust Agreement, dated as of September 13, 2007, between AMACAR Pacific Corp., as Trust Beneficial Owner and Administrator, and Wilmington Trust Company, as Delaware Trustee;

(f) Funding Agreement GA-1941, dated as of September 18, 2007 (the "Funding Agreement"), entered into between the Company and the Trust;

(g) A certificate of an officer of the Company, dated as of September 18, 2007, as to certain factual matters;

(h) A Certificate of Compliance/Good Standing for the Company, obtained from the Department of Insurance of the State of Delaware;

(i) The opinion of William L. McCarty, in-house counsel to the Company, dated September 18, 2007, as to certain matters; and

(j) A Certificate of Good Standing for the Trust, dated September 18, 2007, obtained from the Secretary of State.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) the legal capacity of natural persons who are signatories to the documents examined by us, (ii) except with respect to the Funding Agreement, the due authorization, execution and delivery by all parties thereto of all documents examined by us, (iii) that each party is in compliance with all of its obligations and has satisfied all of the conditions on its part to be performed or satisfied pursuant to the Funding Agreement, (vi) that the Funding Agreement is executed and delivered in the State of Delaware, and (v) that the application of Delaware law to the Funding Agreement would not be contrary to a fundamental policy of a jurisdiction (other than the State of Delaware) which (a) would be the jurisdiction of applicable law in the absence of an effective choice of law, and (b) has a materially greater interest than Delaware in the determination of a particular issue relating to the Funding Agreement. We have not participated in the preparation of the Registration Statement, the Prospectus or the Prospectus Supplement and assume no responsibility for their contents.

This opinion is limited to the laws of the State of Delaware (excluding the tax and securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect. We have relied upon the opinion of William L. McCarty, in-house counsel to the Company, with respect to matters of Tennessee law.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Funding Agreement constitutes a valid and binding obligation of the parties thereto, and is enforceable against the parties thereto, in accordance with its terms.

The foregoing opinion is subject to the effect upon the Funding Agreement of (i) bankruptcy, insolvency, moratorium, receivership, rehabilitation, reorganization, liquidation, fraudulent conveyance and transfer and other similar laws relating to or affecting the rights and remedies of creditors generally, (ii) principles of equity, including applicable law relating to fiduciary duties (regardless of whether considered and applied in a proceeding in equity or at law), and (iii) the effect of applicable public policy on the enforceability of provisions relating to exculpation, indemnification or contribution.

We consent to the filing of this opinion with the Commission as an exhibit to the Company's Form 8-K to be filed in connection with the issuance and sale of the Notes, incorporated by reference in the Registration Statement. We hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus and in the Prospectus Supplement. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder. We also consent to the reliance by Nancy Kane, in-house counsel to the Company, as to matters of Delaware law upon this opinion in connection with opinions to be rendered by her on the date hereof. Except as stated above, without prior written consent, this opinion may not be furnished or quoted to, or relied upon by any other person or entity for any purpose.

Very truly yours,

/s/ RICHARDS, LAYTON & FINGER, P.A.